EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


          NAME                             JURISDICTION OF INCORPORATION
          ----                             -----------------------------
Triad Guaranty Insurance                             Illinois
   Corporation

Triad Guaranty Assurance                             Illinois
   Corporation

Triad Re Insurance Corporation                        Vermont
























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